UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.           )

Filed by the Registrant ☑	Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☑	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12
PETROQUEST ENERGY, INC.
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
Payment of Filing Fee (Check the appropriate box):

☑	No fee required

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

     ☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

[PetroQuest Energy, Inc. Letterhead]
May 2, 2006
Board of Directors
Compensation Committee of the Board of Directors
PetroQuest Energy, Inc.
400 E. Kaliste Saloom Road, Suite 6000
Lafayette, Louisiana 70508

Re:	PetroQuest Energy, Inc. 1998 Incentive Plan, as amended and restated effective March 16, 2006 (the “Plan”)
Gentlemen:
     As you are aware, the Board of Directors has recommended that the stockholders approve the Plan at the 2006 Annual Meeting of Stockholders (the “Annual Meeting”). We have received feedback regarding Section 1.10 of the Plan, which permits the repricing of incentive awards by the Committee under the Plan.
     PetroQuest does not intend to reprice any incentive awards granted under the Plan. Therefore, to eliminate any concern that the Committee may reprice incentive awards, management recommends to the Committee and the Board of Directors that, if the Plan is adopted by the stockholders at the Annual Meeting, the Committee and the Board of Directors amend the Plan to delete Section 1.10.
     We will schedule consideration of this amendment at the meeting of the Board of Directors to be held immediately following the Annual Meeting on May 16, 2006.

Sincerely,
/s/ Daniel G. Fournerat
Daniel G. Fournerat
Senior Vice President, General Counsel and Secretary